Exhibit 10.11

HACG Investor Relations Services, Inc.

INVESTOR RELATIONS SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) dated January 27, 2010, is by and between:

HACG Investor Relations Services, Inc.  (the “Agency”)
Craigmuir Chambers
PO Box 71, Road Town, Tortola
VG1110  British Virgin Islands

and

China Qinba Pharmaceuticals, Inc., a Delaware Corporation  (the “Company”)
24th Floor, Building A, Zhengxin Mansion, No. 5 of 1st Gaoxin Road
Hi-Tech Development Zone, Xi’an City, Shaanxi Province
People’s Republic of China

RECITALS

WHEREAS, the Company is in need of assistance in the public company sector including advising on and with respect to investor relations services to be provided by Agency to China Qinba Pharmaceuticals, Inc.

NOW, THEREFORE, the parties hereby agree as follows:

SERVICES.  The Company hereby engages Agency to provide investor relations services to China Qinba Pharmaceuticals, Inc. as of February 1, 2010 until January 31, 2011.  Unless written notification is received 30 days in advance, the Agreement is automatically renewable for one year.

TERM.  February 1, 2010 through January 31, 2011.

COMPENSATION.  Agency will receive in consideration for the Investor Relations Services to be performed by Consultant under this Agreement, the Company will issue the Consultant warrants to acquire 1,200,000 Warrants to purchase common shares of the Company’s stock, adjusted for any forward or reverse splits, with registration rights, at a $0.83 exercise price and expiration date of January 31, 2013, for time spent on Consulting Services.   (collectively, the “Warrants”)

EXPENSES.   During the Term, China Qinba Pharmaceuticals, Inc. will reimburse Agency for Agency’s actual, direct, out-of-pocket costs, for properly documented, verifiable, non-personal, reasonable business expenses incurred by Agency in connection with and directly relating to Agency’s performance of its services under this Agreement, such as long distance telephone charges, photocopies at a rate not to exceed $.10 per copy, newswire distribution, postage and miscellaneous expenses as necessary.  Expenses in excess of $500 shall be approved in writing by the Company in advance.

REPRESENTATIONS/WARRANTIES.  Agency represents and warrants the following:

All of Agency’s services shall be provided in a timely and competent manner in accordance with industry quality standards;

Any materials or documents submitted, developed or created by Agency for China Qinba Pharmaceuticals, Inc. shall not violate or infringe upon a trademark, trade name, copyright, patent, literary or any other property right of any person or entity or constitute defamation, libel, slander, trade disparagement, plagiarism or an invasion of privacy.

Agency has the right to enter into this Agreement and is free to enter and fully perform the services hereunder.  Agency does not have any contract or other agreement with any other person or entity which might conflict or interfere or be inconsistent with any of the provisions of this Agreement or the enjoyment by the Company of any rights granted hereunder.

INDEMNIFICATION.  Agency shall indemnify and hold the Company harmless from and against any and all losses, damages, liabilities, claims, demands, suits and expenses (including reasonable attorneys’ fees) that the Company may incur or be liable for as a result of any claim, suit, or proceeding made or brought against China Qinba Pharmaceuticals, Inc. based upon or rising out of Agency’s negligence, willful misconduct, or any breach of its obligations or warranties contained in this Agreement.

China Qinba Pharmaceuticals Inc. agrees to indemnify and hold harmless Agency from and against all losses, claims, damages, expenses or liabilities which it may incur based on information, representation, reports or data furnished to the Agency by the Company, to the extent that such material is relied upon by the Agency and directly incorporated by Agency to provide services to the Company under this Agreement.

NOTICES.  All notices, approvals and other communications hereunder shall be effective only if in writing and either personally delivered or sent by registered or certified mail, return receipt requested, or by express mail or air express, or via electronic mail.

TERMINATION.  Notwithstanding anything to the contrary contained elsewhere herein, China Qinba Pharmaceuticals, Inc. shall have the right to terminate this Agreement for any reason whatsoever by sixty (60) day written notice to Agency.  In the event of such termination, China Qinba Pharmaceuticals Inc. shall be released from all obligations under this Agreement, provided that China Qinba Pharmaceuticals Inc. agrees to pay Agency for services performed hereunder prior to the date of termination on a pro-rata basis. Furthermore, upon termination, Agency shall immediately deliver to China Qinba Pharmaceuticals Inc. all elements and related materials then in Agency’s possession relating to China Qinba Pharmaceuticals Inc. and China Qinba Pharmaceuticals Inc. shall have the right to use all materials and information created by Agency under this Agreement.  No termination of Agency’s services hereunder shall affect China Qinba Pharmaceuticals Inc.’s rights in or to the results and proceeds of Agency’s services theretofore rendered hereunder, or China Qinba Pharmaceuticals Inc.’s rights at law and in equity, nor shall any termination affect any other rights granted to China Qinba Pharmaceuticals Inc. by Agency hereunder.

GOVERNING LAW.   This agreement shall be deemed made in the State of New York and shall be construed in accordance with the laws of New York applicable to contracts entirely made and performed therein.

ENTIRE AGREEMENT.   The Agreement constitutes the entire understanding between the parties with respect to Agency’s services hereunder and supersedes all prior negotiations and understandings relating thereto.

REGISTRATION RIGHTS.  The Company will cause a registration statement to be filed with the U.S. Securities and Exchange Commission, covering 100% of the common stock underlying the Warrants, on or before May 31, 2010 and use its commercially reasonable efforts to cause the registration statement to become effective within one hundred eighty (180) days following the date of this Agreement.  The Company will also use commercially reasonable efforts to maintain the effectiveness of the registration statement for a period of 3 years from the date of this Agreement.

The Company will be deemed not to have used commercially reasonable efforts to cause the registration statement to become, or to remain effective during the requisite period if the Company voluntarily takes any action that would, or omits any action the omission of which would result in either: (i) such registration statement not being declared effective; or (ii) the holders of securities covered by a previously effective registration statement being prohibited by applicable law from trading the securities covered thereby.

The aggregate amount of liquidated damages payable by the Company to the Agency as a result of a failure to timely file, or cause the registration statement to become or maintain its effective status, shall be capped at ten percent (10%) of the market value of the common stock underlying the Warrants at the time of breach.  Moreover, the Company shall not accrue liquidated damages with respect to more than one of any failure under this section at a time.

The Agreement may not be modified or amended except by written instrument signed by the parties hereto.  The invalidity or illegality of any party of this Agreement shall not affect the validity or enforceability of any other part hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

China Qinba Pharmaceuticals Inc.

By: ______________________________
Wang Guozhu, Chairman and Chief Executive Officer
Date: January 27, 2010

HACG Investor Relations Services Inc

By: _______________________________
Min Zhou, Principal
Date: January 27, 2010